Exhibit 10.22

Agency Payment Agreement

To major operators:

Due to the needs of the company’s business development, the original application of operating expenses and reconciliation matters for Yoshitsu Co., Ltd are now entrusted to YST (HK) LIMITED. No amendments will be made to the original contract and treaty, thank you for your cooperation!

Contact:

[*]

/s/ Yoshitsu Co., Ltd
/s/ YST (HK) LIMITED
DATE: 2021/1/4